Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-3 No. 333-152699) of Interval Leisure Group, Inc. and the related Prospectus of our reports dated March 8, 2011, with respect to the consolidated financial statements and schedule of Interval Leisure Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Interval Leisure Group, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

March 8, 2011